Exhibit 5.1

Law Office Of Mary Shea

1701 Broadway, #334, Vancouver, WA 98663

541-450-9943

July 21, 2021

GiveMePower Corporation.

370 Amapola Ave., Suite 200-A, Torrance, CA 90501

Re:	GiveMePower Corporation. (hereinafter the “Company”) Registration Statement on Form S-1 Relating to: (a) 1,000,000 shares of the Company’s Class B Common Stock, $0.001 par value, from the company’s authorized shares, and (b) 5,000,000 Selling Shareholders’ of the Company’s Common Stock, $0.001 par value, from the company’s authorized, issued and outstanding shares.

Ladies and Gentlemen:

We have acted as counsel to GiveMePower Corporation., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1, File No. 333— (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration for the sale by: (1) the Company of an aggregate of 1,000,000 Shares of Class B Common Stock (the “Class B Stock”) at an offering price of $10.00 per share (the “Class B Stock Offering” or “Offering”); and (2) by the selling shareholder of an aggregate of 5,000,000 Shares of Common Stock (the “Common Stock”). The Offering is being conducted by the Company on a self-underwritten, best-efforts basis, utilizing the services of one or more placement agents, which means our management and placement agent(s) will attempt to sell the shares of Class B Stock being offered hereby on behalf of the Company. There is no underwriter for this Offering.

In connection with the opinion expressed herein, we have examined the Registration Statement, the Company’s registration statement on Form S-1, and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Class B Stock and the Common Stock, subject to the Offering have been duly authorized by the Company and, when paid for and issued in accordance with the terms of and as described in the Registration Statement, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited solely to the laws of the State of Nevada and the federal laws of the United States, including the applicable provisions of the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Mary Shea, Esq.
Mary Shea, Esq.